UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2015

xG Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-187094	20-585-6795
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 S. Pineapple Avenue, Suite 701, Sarasota, FL	34236
(Address of principal executive offices)	(ZipCode)

Registrant's telephone number, including area code: (941) 953-9035

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The board of directors (the “Board”) of xG Technology, Inc., (the “Company”) appointed General James T. Conway (the “New Director”) as a member of the Board, effective January 6, 2015, filling the vacant seat on the Board. The New Director will hold office until the next annual general meeting of our shareholders or until removed from office in accordance with the Company’s bylaws. Additionally, the Board has named General Conway to the Audit, the Compensation and the Governance and Nominations committees.

The Board has determined that General Conway qualifies as independent in accordance with the rules set forth by Rule 5605 of the Nasdaq Listing Requirements. The Company now has regained a majority of independent directors on its Board.

James T. Conway, 68, retired from active military duty in 2010. Since retiring, General Conway has consulted for several corporate and non-profit boards, including Textron Inc., Colt Defense and General Dynamics. General Conway also co-chairs the Energy Security Leadership Council, a non-partisan energy policy think tank. Prior to his retirement, General Conway served as the 34th Commandant of the U.S. Marine Corps for four years. Prior to becoming Commandant, General Conway served for four years on the Joint Chiefs of Staff as Senior Operations Officer in the U.S. military, where he oversaw the war efforts in Iraq and Afghanistan. As a member of the Joint Chiefs of Staff, General Conway functioned as a military advisor to the Secretary of Defense, the National Security Council, and the President.

General Conway’s qualifications to serve on the Board include his significant experience assessing and implementing military technology operations.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 8.01	Other Events

On January 12, 2015, the Company issued a press release announcing the appointment of the New Director, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated January 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2015		xG TECHONOLOGY, INC.
	By:	/s/ John C. Coleman
Name: John C. Coleman Title: Chief Executive Officer